Prospectus Supplement No. 15
  dated May 24, 1999                            Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated August 28, 1997)           Registration No. 333-33421

                            IXC COMMUNICATIONS, INC.
         1,400,000 SHARES OF 7 1/4% CONVERTIBLE PREFERRED STOCK DUE 2007 (LIQUIDATION PREFERENCE $100 PER SHARE) AND THE SHARES OF COMMON STOCK
               INTO WHICH THE PREFERRED STOCK IS CONVERTIBLE AND
                    97,481 ADDITIONAL SHARES OF COMMON STOCK

        This Prospectus Supplement supplements information contained in that certain Prospectus dated August 28, 1997, as supplemented by Prospectus Supplement No. 1 dated September 10, 1997, Prospectus Supplement No. 2 dated September 24, 1997, Prospectus Supplement No. 3 dated October 7, 1997, Prospectus Supplement No. 4 dated November 12, 1997, Prospectus Supplement No. 5 dated December 19, 1997, Prospectus Supplement No. 6 dated January 13, 1998, Prospectus Supplement No. 7 dated February 6, 1998, Prospectus Supplement No. 8 dated February 13, 1998, Prospectus Supplement No. 9 dated March 31, 1998, Prospectus Supplement No. 10 dated April 22, 1998, Prospectus Supplement No. 11 dated May 15, 1998, Prospectus Supplement No. 12 dated June 24, 1998, Prospectus Supplement No. 13 dated August 6, 1998 and Prospectus Supplement No. 14 dated January 5, 1999 (collectively, the "Prospectus") relating to the offer and sale by (i) the Convertible Preferred Selling Holders of (a) up to 1,400,000 shares of 7 1/4% Junior Convertible Preferred Stock Due 2007, par value $0.01 per share (the "Convertible Preferred Stock"), of IXC Communications, Inc., a Delaware corporation (the "Company") and (b) the shares of common stock, par value $0.01 per share (the "Common Stock") of the Company (including any shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation governing the Convertible Preferred Stock) issuable upon conversion thereof and (ii) the Telecom One Selling Holders of 97,481 shares of Common Stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the heading "Selling Holders--Convertible Preferred Selling Holders" with respect to certain Convertible Preferred Selling Holders and the number of shares of Convertible Preferred Stock beneficially owned by such Convertible Preferred Selling Holders that may be offered and sold pursuant to the Prospectus, as supplemented, to add the following Convertible Preferred Selling Holders and the number of shares of Convertible Preferred Stock beneficially owned by such Convertible Preferred Selling Holders and to add the following number of shares, with respect to the following Convertible Preferred Selling Holders previously listed in Prospectus Supplement No. 1, Prospectus Supplement No. 3, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 9, Prospectus Supplement No. 11, Prospectus Supplement No. 12 and Prospectus Supplement No. 13 to the table set forth in the Prospectus:

                                                         NUMBER OF SHARES
                                                          OF CONVERTIBLE
  CONVERTIBLE PREFERRED SELLING HOLDERS                  PREFERRED STOCK
---------------------------------------                  ----------------
Atlas Balanced Fund......................................     3,222
Credit Suisse First Boston Corporation*..................     2,500
Deutsche Bank Securities Inc.............................     1,857
Oppenheimer Equity Income Fund...........................    53,723

        Because the Convertible Preferred Selling Holders listed above and in the Prospectus under the caption "Selling Holders--Convertible Preferred Selling Holders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Convertible Preferred Stock, no estimate can be given as to the amount of Convertible Preferred Stock that will be held by the Convertible Preferred Selling Holders upon termination of any such sales.

        Furthermore, the Convertible Preferred Selling Holders identified in the table set forth in the Prospectus under the caption "Selling Holders" may have sold, transferred or otherwise disposed of all or a portion of their Convertible Preferred Stock or Common Stock since the date on which they provided the Company with information regarding their Convertible Preferred Stock or Common Stock, and the Company has not made any independent inquiries as to the foregoing.

        Unless otherwise noted, all information provided in this Prospectus Supplement is as of May 24, 1999.

--------------------
* Credit Suisse First Boston Corporation has engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future. Credit Suisse First Boston Corporation was one of the Initial Purchasers in the original issuance of the Convertible Preferred Stock for which it received a discount on the purchase price.